Exhibit 99.1

T2 Biosystems Reports Third Quarter 2019 Financial Highlights and Provides Corporate Update

Breakthrough quarter with CMS NTAP reimbursement and endorsement; new multi-million dollar government contract; Contract with Premier; and $1.4 million in product revenue

LEXINGTON, Mass., November 12, 2019 (GLOBE NEWSWIRE) — T2 Biosystems, Inc. (NASDAQ:TTOO) (the “Company,”“T2,” or “T2 Biosystems”), a leader in the development and commercialization of innovative medical diagnostic products for critical unmet needs in healthcare, announced today the operating highlights and preliminary financial results for the third quarter ended September 30, 2019. Due to a ransom cyber-attack on the Company’s information technology (“IT”) systems, the Company is reporting full revenue, new contracts and cash flow highlights as a part of this earnings release along with preliminary earnings estimates. We have determined that additional time is needed to input expense and other information into the Company’s enterprise resource planning (“ERP”) system and the Company believes it is on track to finalize that information and file on the Company’s Form 10-Q for the third quarter 2019 by November 18, the extended due date for filing. We will file the appropriate form with the SEC to secure an extension. The Company did not pay a ransom and worked with an external firm experienced in this matter who also determined that there was no evidence that customer or company data was exfiltrated. The Company’s IT systems have recovered from the cyber-attack, other than completing the abovementioned data input process, and the interruption caused by the attack did not materially affect the Company’s operations.

Third Quarter Financial Performance Highlights:

•	Reported third quarter total revenue of $1.6 million.

•	Reported third quarter product revenue of $1.4 million, up 17% year-over-year.

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Secured contracts for 12 T2Dx Instruments in the third quarter, 5 in the United States and 7 outside the United States, compared to a total of 11 new contracts in the third quarter of 2018. The third quarter 2019 new T2Dx Instrument total included 5 instruments associated with the new government contract which commenced in September.

Third Quarter Business Highlights:

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Enhanced reimbursement for testing via approval for a New Technology Add-on Payment (NTAP) by the United States Centers for Medicare & Medicaid Services (CMS) for fiscal year 2020 (starting October 1, 2019).

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Awarded multi-million dollar government contract that will enable a significant expansion of the Company’s current portfolio of diagnostics for the detection of sepsis-causing pathogens, antibiotic-resistance genes, and biothreat pathogens and toxin genes.

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Awarded Breakthrough Technology contract with Premier Inc., granting direct access to its membership of more than 4,000 U.S. hospitals and health systems, supporting the Company’s commercial efforts to drive adoption and utilization of the T2Bacteria and T2Candida Panels.

•	The T2Resistance Panel was the first in-vitro diagnostic to graduate from the CARB-X portfolio and was launched as a research use only (“RUO”) test in the United States

•	Expanded international business by entering exclusive distribution agreements covering ten new markets, representing approximately 2,384 hospitals that could benefit from T2’s products.

•	Restructured Term Loan Agreement with CRG Servicing LLC, extending interest-only payment period through December 2021 and reducing minimum revenue targets.

“During the third quarter we achieved several milestones, including delivering on key business objectives while making progress with changes to our commercial team and strategy to accelerate the new customer sales cycle,” said John McDonough, chairman and chief executive officer at T2. “We continue to see solid quarter-to-quarter growth in T2Bacteria testing revenue, and we are on track to receive a CE mark approval for the T2Resistance Panel before the end of the calendar year. In the near-term, we expect to benefit from a strong sales pipeline and several recent external validators of our technology, including the NTAP from CMS, our new government contract, and the Breakthrough Technology contract with Premier Inc. We also continue to expand our market opportunity with the launch of the T2Resistance Panel RUO, and the addition of new international distribution partners.”

Additional Financial Results:

•	Research and grant contribution revenues were $0.2 million in the third quarter (excluding T2Dx Instrument placements), compared to $1.2 million in last year’s third quarter.

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Costs and expenses, excluding cost of product revenue, are expected to be $10.5 million to $11.5 million in the third quarter, compared to $8.6 million in last year’s third quarter. Total costs and expenses include depreciation and non-cash stock compensation of $1.8 million (estimated) compared to $2.9 million in last year’s third quarter, a decrease primarily due to last year’s vesting of performance-based restricted stock units.

•	Operating margin loss is expected to be $13.7 million to $14.7 million in the third quarter, compared to a loss of $9.2 million in last year’s third quarter.

•	In the third quarter of 2019, the company sold 1.7 million shares ($2.1 million net proceeds) through its ATM facility and zero shares under its equity credit line.

Weighted average shares outstanding were 46.1 million in the third quarter, compared to 43.8 million in last year’s third quarter.

Guidance:

The Company is reiterating its full year 2019 financial guidance as follows:

•	Total revenue is expected to be $8.7 million to $9.6 million, including product revenue of $5.7 million to $6.1 million and research and grant contribution revenue of $3.0 million to $3.5 million.

•	The Company expects to secure contracts of 45 to 50 T2Dx Instruments in 2019.

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A combination of cost control efforts and growth in revenue is expected to reduce quarterly cash burn to below $8 million in the fourth quarter of 2019. Operating expenses, excluding cost of product revenue, are expected to be $10.5 million to $11.5 million in the fourth quarter of 2019. Total costs and expenses will include non-cash depreciation and stock-based compensation expenses of approximately $1.5 million per quarter.

•	The Company believes that an additional $40 million of capital is required to achieve neutral cash flow.

Conference Call

Management will host a conference call today with the investment community at 8:30 a.m. Eastern Time to discuss the financial highlights and other business developments. Interested parties may access the live call via telephone by dialing 1-877-407-9208 (U.S.) or 1-201-493-6784 (International). To listen to the live call via T2’s website, go to www.t2biosystems.com, in the Investors/Events & Presentations section. A webcast replay of the call will be available following the conclusion of the call, also in the Investors/Events & Presentations section of the website.

About T2 Biosystems

T2 Biosystems, a leader in the development and commercialization of innovative medical diagnostic products for critical unmet needs in healthcare, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, T2Candida® Panel, and T2Bacteria® Panel, which was recently announced as the first and only in-vitro diagnostic test to receive approval for a New Technology Add-on Payment by CMS, are powered by the proprietary T2 Magnetic Resonance technology. T2 Biosystems has an active pipeline of future products, including products for the detection of additional species and antibiotic resistance markers of sepsis pathogens, and tests for Lyme disease. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding additional patients, timing of testing patients, anticipated product benefits, strategic priorities, product expansion or opportunities, growth expectations or targets, timing of FDA filings or clearances and anticipated operating expenses, as well as statements that include the words “expect,” “intend,” “plan”, “believe”, “project”, “forecast”, “estimate,” “may,” “should,” “anticipate,” and similar statements of a future or forward looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission, or SEC, on March 14, 2019, and other filings the Company makes with the SEC from time to time. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Media Contact:

Gina Kent, Vault Communications

gkent@vaultcommunications.com

610-455-2763

Investor Contact:

Zack Kubow, W2O Group

zkubow@w2ogroup.com

415-658-6436